Exhibit 5.1




March 21, 1997

Pacific Animated Imaging Corporation
326 First Street - Suite 100
Annapolis Maryland  21403

Ladies and Gentlemen:

We have acted as co-counsel for Pacific Animated Imaging Corporation (the"Company") in connection with the issuance and sale pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") of up to 100,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), that may be issued from time to time upon the exercise of options granted pursuant to the Company's Nonqualified Stock Option Plan No. 7 (the "Plan"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when purchased for the consideration as provided in the Plan, based on the price established by the Board of Directors, will be validly issued, fully paid, and non-assessable provided there is an absence of actual fraud in the transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Palmarella & Sweeney, P.C.
Palmarella & Sweeney, P.C.